Exhibit 99.2

                              BeiGene, Ltd.

BeiGene Presents Preliminary Phase 1b Data on BTK Inhibitor Zanubrutinib (BGB-3111) in Non-Hodgkin’s Lymphoma at the 59th American Society of Hematology Annual Meeting

Cambridge, Mass., and BEIJING, China, December 9, 2017 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ: BGNE), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly targeted and immuno-oncology drugs for the treatment of cancer, today presented preliminary clinical data from an ongoing Phase 1b trial of its investigational Bruton’s Tyrosine Kinase (BTK) inhibitor zanubrutinib (BGB-3111) in patients with non-Hodgkin’s lymphoma (NHL) in an oral presentation at the 59th American Society of Hematology (ASH) Annual Meeting in Atlanta, GA.  The preliminary data included patients with aggressive NHL subtypes such as diffuse large B-cell lymphoma (DLBCL) and mantle cell lymphoma (MCL) as well as indolent NHL subtypes such as follicular lymphoma (FL) and marginal zone lymphoma (MZL).  The Phase 1b data suggest that zanubrutinib was generally well-tolerated and had anti-tumor activity across various NHL subtypes.

 “In this Phase 1b trial, zanubrutinib was well-tolerated across multiple NHL subtypes, with very low rates of toxicity-related treatment discontinuation in both indolent and aggressive disease settings. These preliminary data also indicate that zanubrutinib’s complete and sustained BTK occupancy translates into high response rates in NHL subtypes beyond Waldenström's macroglobulinemia and chronic lymphocytic leukemia, for which data have previously been reported,”” commented Constantine Tam, MD, Disease Group Lead for Low Grade Lymphoma and Chronic Lymphocytic Leukemia at Peter MacCallum Cancer Centre, Director of Haematology at St. Vincent’s Hospital, Australia, and lead author of the presentation.

                              BeiGene, Ltd.

“Building upon the promising Phase 1b data we have presented for zanubrutinib, we are pleased to report results from additional NHL subtypes enrolled in our Phase 1b trial. We continue to pursue broad development of zanubrutinib with ongoing pivotal trials in a range of NHL subtypes both globally and in China,” commented Jane Huang, MD, Chief Medical Officer, Hematology at BeiGene.

Summary of Results from the Ongoing Phase 1b Trial

The multi-center, open-label Phase 1b trial of zanubrutinib in patients with B-cell malignancies is being conducted in Australia, New Zealand, South Korea, the United States, and Europe, and consists of a dose-escalation phase and a dose-expansion phase in disease-specific cohorts. The ongoing dose-expansion component is testing doses of 160 mg twice daily (BID) or 320 mg once a day (QD). As of September 15, 2017, the date of the most recent data cutoff, 99 patients with NHL subtypes other than chronic lymphocytic leukemia/small lymphocytic lymphoma and Waldenström's macroglobulinemia were enrolled in the study, including 34 patients in the indolent lymphoma cohort, which consisted of 24 patients with FL and 10 patients with MZL, and 65 patients in the aggressive lymphoma cohort, which consisted of 27 patients with DLBCL and 38 patients with MCL. The median follow-up time was 5.6 months (0.3-22.3 months) and 5.1 months (0.1-31.9) for indolent and aggressive lymphoma, respectively.

At the time of data cutoff, the most frequent adverse events (AEs) (occurring in ≥15% of patients) of any attribution among 34 patients with indolent lymphoma were petechiae/purpura/contusion (24%), upper respiratory tract infection (URTI) (21%), nausea (18%) and pyrexia (15%). The most frequently reported grade 3 or greater AEs (occurring in ≥5% of patients) of any attribution were anemia (9%), neutropenia (9%), urinary tract infection (6%), and abdominal pain (6%). Serious AEs were reported in 11 patients (32%). Of those, four patients had serious AEs that were considered possibly related to zanubrutinib, including one case each of nausea,

                              BeiGene, Ltd.

urinary tract infection, diarrhea, and creatinine increase.

The most frequent AEs (occurring in ≥15% of patients) of any attribution among 65 patients with aggressive lymphoma were petechiae/purpura/contusion (25%), diarrhea (23%), constipation (22%), fatigue (18%), URTI (18%), anemia (17%), cough (15%), pyrexia (15%), and thrombocytopenia (15%). The most frequently reported grade 3 or greater AEs (occurring in ≥5% of patients) of any attribution were anemia (11%), neutropenia (9%), thrombocytopenia (9%), and pneumonia (6%). Serious AEs were reported in 26 patients (40%). Of those, three patients had serious AEs that were considered possibly related to zanubrutinib, including one case each of peripheral edema and joint effusion (occurring in the same patient),  pneumonia, and pneumonitis.

At the time of data cutoff, 26 patients with indolent lymphoma including 17 patients with FL and nine patients with MZL were evaluable for efficacy. In patients with FL, the overall response rate (ORR) was 41% with complete responses (CRs) in 18% and partial responses (PRs) in 24% of patients. Stable disease (SD) was observed in 41% of patients. Progressive disease (PD) was observed in one patient. In patients with MZL, the ORR was 78% with no CR,  and PRs in 78% of patients. SD was observed in 22% of patients. No PD was observed.

Fifty-eight patients with aggressive lymphoma including 26 patients with DLBCL and 32 patients with MCL were evaluable for efficacy. In patients with DLBCL, the ORR was 31% with CRs in 15% and PRs in 15% of patients. In patients with MCL, the ORR was 88% with CRs in 25% and PRs in 63% of patients.

About Zanubrutinib

Zanubrutinib (BGB-3111) is an investigational small molecule inhibitor of BTK that has demonstrated higher selectivity against BTK than ibrutinib (a BTK inhibitor currently approved by the U.S. Food and Drug Administration and the European Medicines

                              BeiGene, Ltd.

Agency) based on biochemical assays, higher exposure than ibrutinib based on their respective Phase 1 experience in separate studies, and sustained 24-hour BTK occupancy in both the peripheral blood and lymph node compartments.

About BeiGene

BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 700 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation.i

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging clinical data of zanubrutinib and BeiGene’s advancement of, and anticipated clinical development and regulatory milestones and plans related to zanubrutinib. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene's ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct preclinical studies and clinical trials; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete

                              BeiGene, Ltd.

the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com

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